EXHIBIT 10.40

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 21st day of June, 2007.

B E T W E E N:

MARTIN E. MOLLOT

(hereinafter called “the Consultant”)

- and -

DOCUCOM IMAGING SOLUTIONS INC.

(hereinafter called the “Company”)

WHEREAS pursuant to a Share Purchase Agreement the (the “Share Purchase Agreement”) entered into as of June 21, 2007 between BPO Management Services, Inc.( the “Buyer”), the Company, the Consultant and certain other parties, the Consultant and the other parties agreed to sell, and Buyer agreed to purchase, all of the issued and outstanding shares in the capital of the Company;

AND WHEREAS it was a condition of the Share Purchase Agreement that the Consultant and Company enter into this Agreement;

AND WHEREAS the Consultant has resigned as a full-time employee of the Company, and the Company now wishes to engage the services of the Consultant on the terms and conditions hereinafter contained in order to effect an orderly transition in management of the Company and to obtain the Consultant’s assistance with the operations of the business of the Company;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants hereinafter contained, it is agreed by and between the parties hereto as follows:

1.
Engagement The Company hereby engages the Consultant to provide consulting services to the Company, and the Consultant hereby accepts such engagement and agrees to provide such services to the Company, upon the terms and subject to the conditions hereinafter contained.

2.	Consulting Period The consulting engagement hereunder will commence on the date hereof and will terminate on March 21, 2008 (the “Consulting Period”) unless terminated earlier as hereinafter provided.

3.
Time and Attention During the first 3 months of the Consulting Period, the Consultant will devote such time and attention to the business and affairs of the Company as required to fulfill his duties and responsibilities described in Part 1 of Schedule A hereto (which will be substantially the same amount of time and attention as devoted by the Consultant up to the date hereof, unless Mr. Brian Meyer, on behalf of the board of directors of the Company, advises the Consultant that a lesser amount of time is required). During the remaining 6 months of the Consulting Period, the Consultant will be available to devote such time and attention, to the business and affairs of the Company as required to carry out his duties and responsibilities described in Part 2 of Schedule A, and will, upon request by the Company from time to time, devote additional time to the business and affairs of the Company. During the final 6 months of the Consulting Period, the Consultant may accept other engagements, provided they do not constitute any direct conflict of interest with the Company or affect the performance of the Consultant’s consulting services for the Company.

4.
Duties and Responsibilities During the first 3 months of the Consulting Period, the Consultant will continue to operate the business on a day to day basis in the same manner as it was operated up to the date of closing under the Share Purchase Agreement, except to the extent otherwise requested by Mr. Brian Meyer, as the lead director of the Company (the “Lead Director”). In addition, during the first 3 months of the Consulting Period, the Consultant will use his best efforts to effect an orderly transition in management of the Company to the person or persons designated by the Lead Director. During the Consulting Period, the Consultant will use reasonable commercial efforts, and will take all action reasonably requested by Lead Director, to preserve the business and goodwill of the Company and its relationship with customers, suppliers and others having business dealings with it and to integrate the business of the Company with certain businesses and activities of the Buyer as may be directed from time to time by the Lead Director. The Consultant’s specific duties shall include those described in Schedule A attached hereto. Unless otherwise agreed by the parties hereto, the Consultant shall perform his duties in the Company’s office in Toronto, Ontario; however, the Consultant will travel on behalf of the Company when required.

5.
Consulting Fees During the first 3 months of the Consulting Period, the Company will pay to the Consultant each month consulting fees of $7,500, and during the remaining 6 months of the Consulting Period will pay the Consultant $1,000 per month, which will be paid bi-weekly, in arrears, by cheque or direct bank deposit. In addition, if, during the last 6 months of the Consulting Period, the Consultant is required to devote more than 4 days per month to the performance of his duties hereunder, then the Company will pay the Consultant, in addition to the monthly fee of $1,000 referred to above, a per diem fee of $500. The Consultant shall be reimbursed for all travel and all proper business expenses incurred by him in performing his duties hereunder, and the Consultant will furnish adequate statements and vouchers in respect of such expenses.

6.
Rights in Developments The Consultant hereby acknowledges and agrees that any software, inventions, technologies, discoveries, developments, ideas, plans, methodologies, procedures, designs, research data, trade secrets, confidential information, records, know-how, drawings, notes, manuals, books and protocols, documentation, business methods, techniques, and improvements to any of these things (collectively, “Developments”) which the Consultant develops, prepares or works on, either individually or on a team, in the course of providing consulting services to the Company during the Consulting Period will belong exclusively to the Company, and the Consultant hereby irrevocably sells, assigns and transfers to the Company all title and interest thereto, including all copyright and other intellectual property rights related thereto, and hereby waives any moral rights which he may have therein. The Consultant further agrees not to apply for any intellectual property rights for any such Developments without the written permission of the Company, and he agrees not to oppose, contest or seek to invalidate at any time any rights or registration of rights by the Company in the Developments.

7.
Confidential Information The Consultant hereby acknowledges that prior to the date hereof and during the Consulting Period, the Consultant has had and will have access to and be entrusted with Confidential Information, the disclosure of which to competitors of the Company or to the general public would be highly detrimental to the Company. The Consultant further acknowledges and agrees that the Confidential Information constitutes a proprietary right which the Company is entitled to protect. Accordingly, the Consultant hereby agrees that, during the Consulting Period and for10 years thereafter, he will keep secret and confidential, and never disclose, directly or indirectly, any Confidential Information to any person other than a director or officer of the Company or of the Buyer. The Consultant further agrees that he will not use any of the Confidential Information for any purposes whatsoever other than fulfilling his duties and responsibilities hereunder and acting in the best interests of the Company. At the termination of the Consulting Period, the Consultant agrees that all records, documents, files and other materials containing or relating to Confidential Information will be delivered by him to the proper officers of the Company and he will not retain any copies thereof. The Consultant agrees that a remedy for damages for breach of this section maybe inadequate and accordingly the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this section without the necessity of proving actual damages. The Consultant acknowledges and agrees that the restrictions contained in this section are reasonable and valid. In this Agreement, the term “Confidential Information” means any confidential or proprietary information of the Company and the Buyer whatsoever including, without limitation, information relating to: business methods and systems; the terms of any contractual relations with customers, suppliers, and other third parties; customer lists, files, and information; business plans; marketing plans; financial statements and information; employee information; intellection property or industrial property; technical know how; computer programs and databases; inventions and discoveries; information relating to internal practices and procedures; and any other informations; the dissemination of which might prove detrimental to the Company or the Buyer; provided however, “Confidential Information” shall not include any information which: is generally available to the public through no act or omission on the part of the Consultant; is rightfully received by the Consultant from a third party without restriction on disclosure by that third party and without a breach of any obligation in favour of Company or Buyer; or has been disclosed pursuant to a requirement of a governmental agency or of law provided that the Consultant has first given written notice of such required disclosure to the Company and taken reasonable steps to assist the Company in seeking to protect the confidentiality thereof.

8.
Termination The Company will be entitled to terminate the Consultant’s engagement by notice to the Consultant, without compensation to the Consultant, in the event of (i) the breach by the Consultant of any of the provisions of this Agreement, (ii) the death of the Consultant or the occurrence of such disability as would prevent the Consultant from carrying out his duties hereunder for 10 consecutive business days, or (iii) any act or omission as would constitute “cause” for termination of employment under the common law of the Province of Ontario. The Consultant will have the right to terminate his engagement herewith at anytime after the first 3 months of the Consulting Period by giving 90 days’ written notice to the Company. In the event of any such termination, the Company will have no further obligation to pay the Consultant any further consulting fee . Notwithstanding such termination, the Consultant’s obligations under section 6 hereof which have arisen prior to the date of termination and the Consultant’s obligations under section 7 hereof will continue in full force and effect.

9.
Legal Advice The Consultant confirms having had the opportunity to obtain independent legal advice regarding this Agreement and that he is signing this Agreement freely and voluntarily, with full understanding of its contents.

10.
General Provisions The Consultant is and shall be deemed to be an independent contractor, and not an employee of the Company. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. The waiver by the Company of any breach by the Consultant of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Consultant. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. All dollar amounts referred to in this Agreement refer to Canadian currency. This Agreement constitutes the entire agreement of the parties with respect to subject matter hereof and supersedes and replaces all prior agreements and understandings not expressly incorporated herein.

IN WITNESS WHEREOF the parties hereto have signed this Agreement effective as of the date and year first written above.

SIGNED, SEALED AND DELIVERED                            )
in the presence of                                                                )
)
) /s/ Martin E. Mollot__________________
) MARTIN E. MOLLOT

DOCUCOM IMAGING SOLUTIONS INC.

Per: /s/

SCHEDULE A

Services During First 3 Months of Consulting Period

All of the following services will be carried out in the same manner and to the same extent and standards as provided prior to closing under the Share Purchase Agreement, unless otherwise advised by the Lead Director from time to time.

•	Administration of day-to-day business and affairs of the Company

•	Supervision of management of sales and marketing activities

•	Supervision of management of customer service activities

•	Supervision of performance of all customer contracts, including: delivery, logistics, integrations and installations of products and services

•	Supervision of inventory planning and control

•	Meeting with any customers, as requested by the Lead Director or Company sales managers from time to time, to affect an orderly transition to new management of Company or deal with any customer issues

•	Assisting with collection of any material delinquent accounts receivable

•	Meeting with all major suppliers and business partners in conjunction with Buyer immediately following closing, and thereafter, as requested by the Lead Director, from time to time

•
Monitoring progress of the transition in management of the business and recommending to the Lead Director from time to time any necessary or desirable steps or actions to improve the effectiveness and efficiency of the transition process

•	Assisting representatives of the Buyer in identifying synergies between the business of the Company and other businesses of Buyer

•	Assisting representatives of the Buyer in integrating certain functions of the Company with functions of the Buyer or its other business units, as determined by the Buyer from time to time

•	Assisting in identifying cross-selling opportunities between the Company and other businesses of the Buyer

Services During the Last 6 Months of the Consulting Period

•	Meetings with major customers and suppliers to help complete the transition process in an orderly manner

•	Assisting with any of the specific services referred to in the first section of this Schedule as may be requested by the Lead Director from time to time